EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2020. To the extent the information in this section differs from the information contained in that annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

REPUBLIC OF INDONESIA

Recent Developments

Recent Public Health Developments

The Covid-19 outbreak continues in Indonesia. Daily cases of Covid-19 in Indonesia experienced an increase from mid-May 2021 to late July 2021, primarily due to the Delta variant, and decreased gradually from July to December 2021. In December 2021, Indonesia recorded its first Omicron variant case and since then, the daily cases of Covid-19 in Indonesia, including Omicron variant cases, experienced an increase. As of March 14, 2022, the country had recorded approximately 5.9 million cases of Covid-19 since the start of the pandemic, of which over 152,000 were fatal.

The Government continues to vaccinate the population, and as of March 14, 2022, approximately 151.4 million persons were fully vaccinated and approximately 193.4 million persons had received a single dose of a vaccine. Since December 14, 2021, the Government began to vaccinate children from the ages 6 – 11 years old. In addition, on January 12, 2022, the Government started a booster vaccine program to citizens above 18 years old who had been fully vaccinated more than six months.

Selected Key Economic Indicators

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020P	2021P
National account and prices:
Real GDP growth (period-on-period)	5.0%	5.1%	5.2%	5.0%	(2.1)%	5.0%
Per capita GDP (in millions of Rupiah)	48.0	51.9	56.0	59.1	56.9	62.2
Per capita GDP (in U.S. dollars)(1)	3,604	3,877	3,927	4,175	3,912	4,350
Average exchange rate (Rupiah per U.S. dollar)(2)	13,305	13,385	14,246	14,139	14,525	14,296
Inflation rate ((year-on-year) change in CPI)	3.0%	3.6%	3.1%	2.7%	1.7%	1.9%
External sector:
Current account (% of GDP)(3)	(1.8)%	(1.6)%	(2.9)%	(2.7)%	(0.4)%	0.2%
Fiscal account:
Budget deficit (% of GDP)	(2.5)%	(2.5)%	(1.8)%	(2.2)%	(6.1)%	(4.7)%
External debt of the central Government (in trillions of Rupiah)	1,496.3	1,648.2	1,857.4	1,815.1	2,041.0	2,075.2
Debt service ratio (% of Government revenue)	32.5%	34.0%	39.1%	42.8%	45.4%	42.2%

Sources:    Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	Laporan Keuangan Pemerintah Pusat (“LKPP”) (Financial Report of Central Government/Audited).
P	Preliminary.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates: Rp13,305 per U.S.$ for 2016, Rp13,385 per U.S.$ for 2017, Rp14,257 per U.S.$ for 2018, Rp14,148 per U.S.$ for 2019, Rp14,556 per U.S.$ for 2020 and Rp14,309 per U.S.$ for 2021. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)	Official average exchange rate for the relevant period published by BI in its annual report (for 2021 average exchange rate up to December 31, 2021).
(3)

As published by Bank Indonesia in Indonesia’s balance of payments report, with third quarter 2021 data as published by Bank Indonesia in Bank Indonesia’s balance of payments report for the third quarter 2021.

Foreign Relations and International and Regional Organizations

The following table shows Indonesia’s capital participation in major international financial organizations as of November 30, 2021.

			As of November 30, 2021 contributed capital
Name of organization	Year of admission		Subscribed	Paid in
	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		7,693.1	405.0
IMF(1)	1966	(2)	6,511.5	6,511.5
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	2,919.0	183.7
International Development Association	1968		141.6	53.0
International Finance Corporation	1968	(3)	241.0	241.0
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,594.0	202.1
International Islamic Trade Finance Corporation	1992		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.7	0.3
Islamic Corporation for the Development of the Private Sector	1992		22.2	22.2
International Fund for Agricultural Development	1977		82.0	75.0
Common Fund for Commodities	1980		1.3	1.3
Credit Guarantee and Investment Facility	2012		21.6	15.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source:    Bank Indonesia and Ministry of Finance

(1)	Denominated in Special Drawing Rights (“SDR”) of the IMF. Converted to U.S. dollars using the exchange rate on November 30, 2021 of U.S.$1.4008 to SDR 1.
(2)	Indonesia rejoined the IMF and the International Bank for Reconstruction and Development in 1966, it originally became a member of these organizations in 1954 and resigned its memberships in 1965.
(3)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in ID (ID 1 = SDR 1). See footnote (1) above.

Economy and Gross Domestic Product

Principal Sectors of the Economy

Indonesia’s principal economic sectors are the manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The following tables show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,
	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	307,606	2.0	320,009	1.9
Non-Coal, Oil and Gas Manufacturing Industries	2,760,435	17.9	2,946,895	17.4

Total Manufacturing Industry	3,068,042	19.9	3,266,904	19.3
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,994,125	12.9	2,200,529	13.0
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,575,280	10.2	1,672,252	9.9
Forestry and Logging	108,640	0.7	111,991	0.7
Fishery	431,469	2.8	469,594	2.8

Total Agriculture, Forestry, and Fishery	2,115,389	13.7	2,253,837	13.3
Mining and Quarrying
Oil, Gas and Geothermal Mining	332,560	2.2	461,703	2.7
Coal and Lignite Mining	283,195	1.8	603,138	3.6
Metal Ore	130,957	0.8	204,590	1.2
Other Mining and Quarrying	246,831	1.6	254,219	1.5

Total Mining and Quarrying	993,542	6.4	1,523,650	9.0
Construction	1,652,660	10.7	1,771,727	10.4
Government Administration, Defense Compulsory Social Security	582,628	3.8	584,361	3.4
Information and Communication	695,964	4.5	748,755	4.4
Transportation and Warehousing	689,578	4.5	719,633	4.2
Financial and Insurance Service	696,067	4.5	736,189	4.3
Education Service	549,626	3.6	556,318	3.3
Other*	1,836,908	11.9	1,922,790	11.3

Gross Value Added at Basic Prices	14,874,528	96.3	16,284,691	96.0
Taxes less Subsidies on Products	563,489	3.7	686,098	4.0

Total GDP	15,438,018	100.0	16,970,789	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant prices)

	Year Ended December 31,
	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	202,604	1.9	203,767	1.8
Non-Coal, Oil and Gas Manufacturing Industries	2,007,317	18.7	2,081,055	18.7

Total Manufacturing Industry	2,209,920	20.6	2,284,822	20.5
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,385,747	12.9	1,450,226	13.0
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,061,023	9.9	1,072,507	9.6
Forestry and Logging	63,196	0.6	63,236	0.6
Fishery	254,112	2.4	267,967	2.4

Total Agriculture, Forestry, and Fishery	1,378,131	12.9	1,403,710	12.6
Mining and Quarrying
Oil, Gas and Geothermal Mining	272,583	2.5	260,546	2.3
Coal and Lignite Mining	245,499	2.3	261,710	2.4
Metal Ore	105,829	1.0	130,000	1.2
Other Mining and Quarrying	166,564	1.6	169,844	1.5

Total Mining and Quarrying	790,475	7.4	822,100	7.4
Construction	1,072,335	10.0	1,102,518	9.9
Government Administration, Defense Compulsory Social Security	365,439	3.4	364,233	3.3
Information and Communication	652,063	6.1	696,460	6.3
Transportation and Warehousing	393,438	3.7	406,188	3.7
Financial and Insurance Service	457,483	4.3	464,639	4.2
Education Service	350,265	3.3	350,655	3.2
Other*	1,276,166	11.9	1,323,802	11.9

Gross Value Added at Basic Prices	10,331,662	96.3	10,669,353	96.0
Taxes less Subsidies on Products	391,392	3.7	449,516	4.0

Total GDP	10,723,055	100.0	11,118,869	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

In 2021, Indonesia’s manufacturing industry grew by 3.4% compared to the 2.9% contraction in 2020. Non-coal, oil and gas manufacturing industries grew by 3.7%, mainly driven by growth in the transportation equipment industry, basic metal industry, and machinery and equipment industry subsector, which grew by 17.8%, 11.5% and 11.4% respectively.

Wholesale and retail trade; repair of motor vehicles and motorcycles

In 2021, the wholesale and retail trade, repair of motor vehicles and motorcycles sector increased by 4.7% compared to the 3.8% decline in 2020. This was driven by the trade of cars, motorbikes and the repair subsector, which grew by 12.1%, as a result of the implementation of sales tax incentives on luxurious goods which drives an increase in the number of car sales.

Agriculture, forestry and fishery

In 2021, the agriculture, forestry and fishery sector grew by 1.8%, the same as in the previous year. This growth was mainly driven by the fishery subsector which grew by 5.5% due to an increased production of captured fish and seaweed cultivation. The agriculture, livestock, hunting, & agriculture services subsector grew by 1.1% as compared to 2020.

Mining and Quarrying

In 2021, the mining and quarrying sector grew by 4.0% compared to a contraction of 2.0% the previous year. This was mainly driven by the metal ore mining subsector, which grew by 22.8% due to increase in copper and gold production. The oil, gas and geothermal mining subsector contracted by 4.4% due to a decrease in the amount of oil production.

Oil and Natural Gas

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

	Year Ended December 31,
	2020P	2021P
	(in U.S. dollars per barrel)
ICP(1)	40.4	73.4

Sources:    Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary.
(1)

ICP is calculated as the sum of the Dated Brent and Alpha prices. Dated Brent is calculated based on the publication average of the current month, while Alpha is calculated based on publication average within the current month or the publication average within the current month and the previous month, taking into account the quality of crude oil, development of international crude oil prices, and/or national energy resilience.

Construction

In 2021, the construction sector grew by 2.8% compared to 3.3% contraction in 2020. This is in line with the increase in infrastructure activities and the increase in imports of raw materials for construction activities.

Transportation and Warehousing

In 2021, the transportation and warehousing sector grew by 3.2% compared to 15.1% decline in 2020. This was partly due to increased mobility in public transportation and recreational areas.

Information and Communication

In 2021, the information and communication sector grew by 6.8% compared to 10.6% in 2020. The slower growth was partly due to decline in the information industry, which includes the printing and paper goods industry.

Gross Domestic Product by Expenditure

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,
	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
GDP	15,438,018	100.0	16,970,789	100.0
Add: Imports of goods and services	2,424,413	15.7	3,201,023	18.9

Total supply of goods and services	17,862,431	115.7	20,171,812	118.9
Less: Exports of goods and services	2,666,365	17.3	3,659,040	21.6

Total domestic expenditure	15,196,066	98.4	16,512,772	97.3

Allocation of total domestic expenditure:
Household consumption expenditure	8,899,918	57.6	9,236,010	54.4
NPISHs consumption expenditure	201,362	1.3	207,767	1.2
Government consumption expenditure	1,474,068	9.5	1,551,707	9.1

Total consumption	10,575,347	68.5	10,995,483	64.8
Gross domestic fixed capital formation	4,897,050	31.7	5,227,854	30.8
Change in inventories (residual)(1)	(276,331)	(1.8)	289,435	1.7

Total domestic expenditure	15,196,066	98.4	16,512,772	97.3

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)

	Year Ended December 31,(1)
	2020P	%	2021P	%
	(in billions of Rupiah and percentage of GDP)
GDP	10,723,055	100.0	11,118,869	100.0
Add: Imports of goods and services	1,704,165	15.9	2,101,352	18.9

Total supply of goods and services	12,427,220	115.9	13,220,220	118.9
Less: Exports of goods and services	2,090,273	19.5	2,592,682	23.3

Total domestic expenditure	10,336,946	96.4	10,627,538	95.6

Allocation of total domestic expenditure:
Household consumption expenditure	5,780,223	53.9	5,896,697	53.0
NPISHs consumption expenditure	130,249	1.2	132,317	1.2
Government consumption expenditure	872,774	8.1	909,173	8.2

Total consumption	6,783,246	63.3	6,938,187	62.4
Gross domestic fixed capital formation	3,419,182	31.9	3,549,219	31.9
Change in inventories (residual)(2)	134,519	1.3	140,132	1.3

Total domestic expenditure	10,336,946	96.4	10,627,538	95.6

Source:    BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The following table shows the Consumer Price Index (“CPI”), as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,	As of December 31,
	2020	2021
CPI(1)	105.7	107.7
Annual percentage year-on-year	1.7%	1.9%

Source:    BPS

(1)

Calculated on the basis of 2018 CPI = 100 for 2020 and 2021. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia.

Inflation by Commodity(1)(2)

	Year Ended December 31,
	2020	2021
Food, drinks, and tobacco	3.6	3.1
Clothing and Footwear	1.0	1.5
Housing, water, electricity, and household fuel	0.4	0.8
Household equipment, tools, and routine maintenance	1.0	2.7
Health	2.8	1.7
Transportation	(0.9)	1.6
Information, communication, and financial services	(0.4)	(0.1)
Recreation, sports, and culture	0.7	1.1
Education	1.4	1.6
Food and beverage providers/restaurant	2.3	2.7
Personal care and other services	5.8	1.7

Source:    BPS

(1)	Annual percentage year-on-year.
(2)

From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia. The categories of commodities measured under the cost of living survey changed between the 2012 and the 2018 surveys. Accordingly, inflation by commodity for 2020 and 2021 may not be directly comparable to prior periods.

As of December 2021, annual inflation was 1.9%, which was slightly higher than the 1.8% annual inflation in November 2021. This was primarily due to increases in the prices for: food, drinks and tobacco; food and beverage providers/restaurant; household equipment, tools, and routine maintenance; and personal care and other services, which increased at 3.1%, 2.7%, 2.7% and 1.7%, respectively. The CPI in Indonesia increased by 0.6% in December 2021 from the previous month.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of February 2021(1)		As of August 2021(1)
	(in millions)%		(in millions)%
Agriculture, forestry and fishery	38.8	29.6	37.1	28.3
Mining and quarrying	1.4	1.0	1.4	1.1
Manufacturing industry	17.8	13.6	18.7	14.3
Electricity, gas, and water supply	0.3	0.2	0.3	0.2
Water supply, sewerage, waste management and remediation activities	0.5	0.4	0.6	0.4
Construction	7.9	6.1	8.3	6.3
Wholesale and retail trade, repair of motor vehicles and motorcycles	25.2	19.2	25.7	19.6
Transportation and storage	5.3	4.1	5.4	4.2
Accommodation and food service activities	9.2	7.0	9.2	7.0
Information and communication	1.1	0.8	1.0	0.8
Financial and insurance activities	1.5	1.2	1.6	1.2
Real estate activities	0.5	0.4	0.4	0.3
Business activities	1.9	1.4	2.0	1.5
Public administration and defence, compulsory social security	4.7	3.6	4.9	3.7
Education	6.5	5.0	6.5	5.0
Human health and social work activities	2.3	1.8	2.2	1.7
Other service activities	6.4	4.9	5.8	4.4

Total	131.1	100.0	131.1	100.0

Source:    BPS

(1)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.

	As of February 2021		As of August 2021
	(in millions)	%(1)	(in millions)	%(1)
Male	78.6	59.9	79.3	60.5
Female	52.5	40.1	51.8	39.5

Total	131.1	100.0	131.1	100.0

Source:    BPS

(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s labor force as of the period indicated.(1)

	As of February 2021		As of August 2021
	(in millions)%		(in millions)%
Employed	131.1	93.7	131.1	93.5
Unemployed(2)	8.8	6.3	9.1	6.5

Total	139.8	100.0	140.2	100.0

Source:    BPS

(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Income Distribution

As of September 2021, Indonesia had a Gini Index of 0.381. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality. In practice, the lowest value does not go below 0.2 and the highest value may reach 0.6.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfill food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 26.5 million, or 9.7% of the population, as of September 2021.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. Based on preliminary data for the year ended December 31, 2021, Java contributed 57.9% of the country’s GDP, Sumatera contributed 21.7%, Kalimantan contributed 8.3%, Sulawesi contributed 6.9%, Bali and Nusa Tenggara contributed 2.8%, and Maluku and Papua contributed 2.5%.

Foreign Investment in Indonesia

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	19,348	14,008	16,056
Debt instrument	(226)	(41)	(220)

Total direct investments	19,122	13,967	15,836
Portfolio investments:
Equity securities	(4,362)	(4,077)	2,321
Debt securities	8,929	6,039	9,052

Total portfolio investments	4,567	1,962	11,374
Financial derivatives	(1,291)	(1,235)	(440)
Other investments	2,417	2,761	1,380

Total foreign investment	24,815	17,455	28,149

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
North America	786	731	1,021
USA	613	572	972
Canada	17	1	50
Other North America(2)	156	158	(1)
Central and South America	1,580	917	575
Argentina	0	0	0
Brazil	3	1	(1)
Mexico	0	1	2
Cayman Islands	101	97	(8)
Other Central and South America	1,476	819	582
Europe	(1,031)	(1,274)	423
European Union	(1,018)	(1,252)	386
Austria	58	35	(86)
Belgium	(17)	(19)	25
Denmark	5	1	(19)
Finland	15	7	(1)
France	(45)	(74)	32
Germany	(48)	(33)	3
Greece	0	0	(0)

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Ireland	41	43	17
Italy	(403)	(304)	(438)
Luxembourg	(1)	1	(1)
Netherlands	(95)	(146)	238
Portugal	0	(0)	0
Spain	12	7	20
Sweden	(8)	(3)	0
United Kingdom	(532)	(767)	595
Other European Union	(0)	1	0
Russia	23	(0)	0
Turkey	4	1	6
Other Europe	(40)	(23)	31
Asia	17,128	13,838	14,783
Japan	2,090	1,868	1,677
People’s Republic of China	904	729	4,704
South Korea	1,556	1,245	1,024
India	302	293	220
Hong Kong SAR	2,805	2,126	1,883
Taiwan	944	959	92
Saudi Arabia	40	39	2
ASEAN	7,900	6,097	5,178
Brunei Darussalam	(0)	(0)	0
Cambodia	2	2	1
Lao PDR	—	—	—
Malaysia	411	398	(168)
Myanmar	1	(0)	0
Philippines	0	(2)	5
Singapore	4,152	2,483	3,329
Thailand	3,208	3,095	2,009
Vietnam	126	121	2
Other Asia	588	482	4
Australia and Oceania	189	152	67
Australia	184	146	66
New Zealand	4	3	2
Other Australia and Oceania	1	3	(2)
Africa	(29)	(28)	(23)
South Africa	25	25	0
Other Africa	(55)	(53)	(24)
Others	(83)	(108)	(432)

Total	18,541	14,228	16,413

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre and Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Equity capital(1)	19,348	14,008	16,056
Debt instruments:
Inflow	41,647	30,527	30,319
Outflow	(41,873)	(30,568)	(30,539)
Total debt instruments	(226)	(41)	(220)

Total direct investments	19,122	13,967	15,836

Memorandum(2)
Direct investment in Indonesia	18,541	14,228	16,413

Source:    Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

The net foreign direct investment increased by U.S.$1.9 billion to U.S.$15.8 billion in the first nine months of 2021, compared to U.S.$14.0 billion in the same period last year, primarily in the form of equity capital in line with the promising national economic outlook. The other sectors (including service and properties) and manufacturing sectors were the main contributors to net foreign direct investment inflows in the first nine months of 2021. Based on country of origin, investors from Asian emerging markets (including China) were the main contributors to foreign direct investment inflows, followed by ASEAN countries.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Equity securities:
Inflows	44,300	30,942	41,782
(Outflows)	(48,662)	(35,019)	(39,461)
Net equity securities	(4,362)	(4,077)	2,321
Debt securities (net)	8,929	6,039	9,052

Total portfolio investments	4,567	1,962	11,374

Source:    Bank Indonesia

P	Preliminary.

In the first nine months of 2021, foreign capital inflows in the form of portfolio investments recorded an increase to U.S.$11.4 billion, from U.S.$2.0 billion in the same period of last year. The higher surplus during the first nine months of 2021 was primarily attributable to the issuance of global bonds and increasing foreign capital inflows in the stock market.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	3,902	2,698	841
Debt repayments	(5,502)	(3,261)	(2,681)

Total bank sector	(1,600)	(563)	(1,841)
Corporate sector:
Disbursements	20,929	16,521	10,462
Debt repayments	(17,887)	(12,910)	(15,189)

Total corporate sector	3,042	3,612	(4,726)
Other (net)(1)	975	(288)	7,947

Total other investments	2,417	2,761	1,380

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In the first nine months of 2021, other foreign investments recorded a surplus of U.S.$1.4 billion, lower than surplus of U.S.$2.8 billion in the same period of 2020. The lower surplus primarily stemmed from lower disbursements of government and corporate sector loans, coupled with higher repayment of corporate sector loans.

Direct Investment Realizations

Foreign Direct Investment

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,
	2020P	2021P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,184	951
Forestry	43	41
Fishery	48	17
Mining	2,005	3,817

Total Primary Sector	3,280	4,826

Secondary sector:
Food Industry	1,592	2,337
Textile Industry	280	312
Leather Goods & Footwear Industry	214	486
Wood Industry	85	68
Paper and Printing Industry	943	953
Chemical and Pharmaceutical Industry	1,743	1,657
Rubber and Plastic Industry	291	262
Non Metallic Mineral Industry	248	327
Metal, Industry not Machinery & Electronic Industry	5,969	6,974
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	601	679
Motor Vehicles & Other Transport Equipment Industry	942	1,502
Other Industry	294	246

Total Secondary Sector	13,202	15,804

Tertiary sector:
Electricity, Gas & Water Supply	4,614	2,939
Construction	190	93
Trade & Repair	434	464
Hotel & Restaurant	441	432
Transportation, Storage & Communication	3,580	3,159
Housing, Ind. Estate & Office Building	2,191	2,186
Other Services	733	1,190

Total Tertiary Sector	12,184	10,463

Total	28,666	31,093

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,
	2020P	2021P
	(in billions of Rupiah)
Primary Sector
Food Crops, Plantation & Livestock	32,096	29,375
Forestry	1,164	6,863
Fishery	565	1,012
Mining	13,755	25,517

Total Primary Sector	47,580	62,767

Secondary sector:
Food Industry	27,873	26,518
Textile Industry	2,103	1,972
Leather Goods & Footwear Industry	395	700
Wood Industry	1,263	1,144
Paper and Printing Industry	3,746	7,833
Chemical and Pharmaceutical Industry	22,526	23,364
Rubber and Plastic Industry	4,429	7,803
Non Metallic Mineral Industry	5,862	6,522
Metal, Industry not Machinery & Electronic Industry	8,858	15,656
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	1,156	535
Motor Vehicles & Other Transport Equipment Industry	2,556	1,459
Other Industry	2,051	1,192

Total Secondary Sector	82,818	94,699

Tertiary sector:
Electricity, Gas & Water Supply	35,519	38,728
Construction	68,289	39,569
Trade & Repair	16,748	22,432
Hotel & Restaurant	10,203	17,819
Transportation, Storage & Communication	93,283	61,242
Housing, Ind. Estate & Office Building	44,853	85,498
Other Services	14,243	24,310

Total Tertiary Sector	283,138	289,598

Total	413,536	447,064

Source:    BKPM

P	Preliminary.
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work.

Foreign Trade and Balance of Payments

Exports and Imports

Exports and Imports

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	8,480	6,069	9,625
Non-oil and gas exports (f.o.b.)	154,879	111,099	155,810

Total exports (f.o.b.)	163,359	117,168	165,435
Total imports (c.i.f.)	(142,147)	(104,022)	(141,373)

Balance of trade	21,213	13,147	24,062

Source:    Bank Indonesia

P	Preliminary.

In the first nine months of 2021, Indonesia recorded a trade surplus of U.S.$24.1 billion, which increased from the U.S.$13.1 billion surplus in the same period of 2020. The higher trade surplus was caused by a 41.2% year-on-year increase in exports, which was higher than the 35.9% year-on-year increase in imports. The improvement of export performance was due to stronger demand from main trading partner countries, coupled with higher international commodity prices. Consistent with stronger exports, imports also experienced an uptick compared to the same period last year as the domestic economy continues to recover.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,
	2020R	2021P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	154,940.7	219,265.2
Oil and gas exports	8,251.1	12,275.6

Total exports	163,191.8	231,540.8

Imports:
Non-oil and gas imports	127,312.0	170,667.5
Oil and gas imports	14,256.8	25,529.1

Total imports	141,568.8	196,196.6

P	Preliminary.
R	Revised.

Exports

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
General merchandise	157,817,401	112,229,331	164,134,276
Agricultural
Coffee bean	808,635	579,428	558,887
Tea	66,850	48,978	45,795
Spices	706,632	452,102	508,134
Tobacco	63,743	45,883	45,498
Cocoa bean	77,023	55,078	41,554
Shrimp and prawn	1,558,667	1,142,342	1,185,629
Other agricultural products	2,911,090	2,119,637	2,310,921

Total Agricultural products	6,192,641	4,443,449	4,696,418

Manufacture products
Textile and Textile products	10,598,560	7,972,154	9,462,237
Processed wood products	3,514,645	2,572,028	3,196,709
Palm oils	17,289,749	11,520,397	19,572,242
Chemicals	3,957,822	2,803,886	4,904,975
Base metal products	16,696,618	11,715,593	20,787,413
Electrical apparatus, measuring instruments and others	9,400,790	6,648,313	8,551,379
Cement	322,887	237,929	320,782
Paper and paper products	4,243,152	3,208,776	3,246,666
Processed rubber	5,264,533	3,737,202	5,169,169
Oil products(1)	1,312,539	1,074,894	1,451,490
Liquefied Petroleum Gas(1)	416	336	1,610
Other manufacture products	51,720,855	36,954,066	49,321,544

Total Manufacture products	124,322,566	88,445,576	125,986,215

Mining products
Copper ore	2,412,204	1,103,435	3,801,968
Nickel ore	0	0	0
Coal	16,443,057	12,269,871	20,342,310
Bauxite	555,518	447,530	360,910
Crude oil(1)	1,426,591	663,902	2,597,897
Natural Gas(1)	5,111,340	3,876,039	4,780,575
o/w LNG	3,359,689	2,601,869	2,767,557
Other mining products	404,904	276,475	322,029

Total Mining products	26,353,613	18,637,251	32,205,689

Other merchandise(2)	948,581	703,056	1,245,954
Other goods(3)	5,541,878	4,938,836	1,300,907

Total Exports	163,359,279	117,168,167	165,435,183

Memorandum(4)
Non-oil & gas exports	154,878,898	111,098,809	155,809,996
Oil & gas exports	8,480,381	6,069,358	9,625,187

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
America
North America
United States of America	18,594,853	13,483,078	18,242,941
Canada	782,733	559,573	756,975
Other North America	1,021	685	1,142
Total North America	19,378,608	14,043,335	19,001,058
Central and South America
Argentina	157,271	112,967	182,626
Brazil	1,017,307	677,076	1,148,999
Mexico	883,204	669,982	884,403
Other Central and South America	1,112,753	805,964	1,304,684

Total Central and South America	3,170,535	2,265,989	3,520,712

Total America	22,549,143	16,309,324	22,521,770

Europe
European Union
Netherlands	3,106,339	2,262,448	3,345,384
Belgium	1,175,519	870,314	1,157,485
United Kingdom	1,264,374	932,586	1,090,897
Italy	1,740,505	1,265,057	1,988,123
Germany	2,407,245	1,707,760	2,101,193
France	913,922	691,010	713,999
Spain	1,509,349	1,109,766	1,734,640
Other European Union	2,106,142	1,527,444	1,907,345

Total European Union	14,223,394	10,366,386	14,039,067

Russia	971,609	660,268	1,093,300
Turkey	1,046,747	757,218	1,195,344
Other Europe	2,796,242	2,487,031	1,666,505

Total Europe	19,037,992	14,270,903	17,994,215

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	128,789	89,738	147,749
Philippines	5,892,160	4,134,652	6,104,029
Cambodia	540,472	406,434	379,210
PDR Laos	5,038	3,663	5,514
Malaysia	7,985,113	5,396,977	8,684,680
Myanmar	1,030,922	768,716	807,110
Singapore	10,817,047	8,405,304	8,784,378
Thailand	5,086,236	3,632,042	5,280,705
Vietnam	4,937,619	3,366,987	5,028,993

Total ASEAN	36,423,395	26,204,515	35,222,367

Hong Kong SAR	2,003,349	1,644,358	1,401,330
India	10,350,802	7,147,562	9,746,880
Iraq	185,901	137,104	151,250
Japan	13,472,208	9,850,033	12,554,210
South Korea	6,334,796	4,663,828	6,703,335
Pakistan	2,374,442	1,502,251	2,783,923
People’s Republic of China	31,557,495	21,560,692	36,100,193
Saudi Arabia	1,337,231	972,496	1,081,105
Taiwan	4,232,878	3,109,335	4,726,447
Other Asia and Middle East	5,714,233	4,143,594	6,062,876

Total Asia and Middle East	113,986,732	80,935,769	116,533,916

Australia and Oceania
Australia	2,506,086	1,803,521	2,480,291
New Zealand	479,782	350,621	516,998
Other Australia and Oceania	373,653	268,983	280,007

Total Australia and Oceania	3,359,521	2,423,124	3,277,295

Africa
South Africa	572,239	404,199	707,967
Other Africa	2,912,644	2,127,652	3,159,510

Total Africa	3,484,883	2,531,850	3,867,476

Unclassified exports(1)	941,007	697,197	1,240,510

Total (f.o.b.)	163,359,279	117,168,167	165,435,183

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

Imports

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
	(in thousands of U.S. dollars)
General Merchandise	140,245,093	102,891,642	139,603,472
Consumption Goods
Food and beverages, primary, mainly for household	2,311,232	1,579,200	1,883,438
Food and beverages, processed, mainly for household	3,123,868	2,241,458	2,865,480
Passenger motor cars	305,712	245,709	293,205
Transport equipment, nonindustrial	202,426	166,044	158,963
Durable consumer goods	1,777,178	1,295,083	1,663,545
Semi-durable consumer goods	3,198,553	2,280,424	2,592,405
Non-durable consumer goods	2,608,670	1,913,449	4,109,464
Fuels and lubricants, processed, oil products(2)	3,666,469	2,574,722	4,755,417
Goods not elsewhere specified	781,049	607,886	233,311

Total Consumption Goods	17,975,158	12,903,973	18,555,227

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	5,006,804	3,853,042	5,117,477
Food and beverages, processed, mainly for industry	3,763,531	3,082,732	3,540,310
Industrial supplies, primary	4,545,622	3,317,023	5,360,192
Industrial supplies, processed	48,763,004	35,963,856	49,452,975
Parts and accessories for capital goods	17,749,286	12,968,634	15,231,689
Parts and accessories for transport equipment	5,800,391	4,208,346	5,765,812
Fuels and lubricants, primary	4,459,708	3,436,695	6,794,229
o/w Crude oil(2)	3,557,106	2,788,509	5,542,302
Fuels and lubricants, processed	7,772,769	5,692,592	9,058,048
o/w Oil products(2)	4,533,505	3,287,426	5,430,712
o/w Liquefied Petroleum Gas(2)	2,809,927	2,082,483	3,144,616

Total Raw materials and auxiliary goods	97,861,115	72,522,921	100,320,733

Capital Goods
Capital goods (except transport equipment)	21,970,509	15,698,520	17,942,565
Passenger motor cars	305,712	245,709	293,205
Other transport equipment, industrial	1,714,339	1,206,753	2,021,866

Total Capital Goods	23,990,560	17,150,982	20,257,637

Other merchandise(3)	418,260	313,766	469,875
Other goods(4)	1,901,635	1,129,986	1,769,315

Total	142,146,728	104,021,628	141,372,787

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
		(in thousands of U.S. dollars)
America
North America
United States of America	8,417,952	6,136,870	8,281,471
Canada	1,623,021	1,232,035	1,570,481
Other North America	1	0	0

Total North America	10,040,973	7,368,905	9,851,952

Central and South America
Argentina	1,740,897	1,463,863	1,509,995
Brazil	2,275,776	1,685,092	1,850,383
Mexico	238,295	181,479	168,757
Other Central and South America	500,835	372,893	357,011
Total Central and South America	4,755,804	3,703,327	3,886,147

Total America	14,796,777	11,072,232	13,738,099

Europe
European Union
Netherlands	820,167	613,642	614,638
Belgium	513,385	413,919	459,466
United Kingdom	984,941	719,166	810,536
Italy	1,521,690	1,088,044	1,308,983
Germany	2,939,619	2,220,968	2,184,184
France	1,420,698	959,095	966,826
Spain	440,412	331,191	381,771
Other European Union	2,412,368	1,773,218	1,700,191

Total European Union	11,053,278	8,119,242	8,426,596

Russia	843,722	599,951	692,903
Turkey	273,981	202,070	257,235
Other Europe	2,317,252	1,608,345	1,707,588

Total Europe	14,488,232	10,529,607	11,084,322

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
		(in thousands of U.S. dollars)
Asia and Middle East
ASEAN
Brunei Darussalam	71,940	66,358	123,769
Philippines	556,337	382,221	842,657
Cambodia	44,258	35,263	38,166
PDR Laos	42,290	32,586	22,069
Malaysia	6,992,397	4,825,193	6,466,274
Myanmar	187,175	158,219	136,806
Singapore	13,895,105	10,167,415	13,362,901
Thailand	6,289,009	4,782,972	6,420,942
Vietnam	2,983,247	2,138,212	2,880,277

Total ASEAN	31,061,759	22,588,440	30,293,861

Hong Kong SAR	4,015,843	2,838,084	4,125,946
India	3,595,103	2,595,848	5,382,492
Iraq	301	28	103
Japan	11,001,764	8,402,725	10,966,474
South Korea	7,063,543	5,065,022	7,038,853
Pakistan	196,596	150,305	156,595
People’s Republic of China	38,202,228	27,503,272	37,538,418
Saudi Arabia	2,559,806	1,896,618	2,730,906
Taiwan	3,610,972	2,672,655	3,092,931
Other Asia and Middle East	3,791,845	2,827,061	3,758,142

Total Asia and Middle East	105,099,760	76,540,058	105,084,720

Australia and Oceania
Australia	4,499,423	3,254,002	6,590,310
New Zealand	750,076	551,413	726,741
Other Australia and Oceania	167,923	103,047	25,767

Total Australia and Oceania	5,417,421	3,908,462	7,342,817

Africa
South Africa	258,480	187,433	421,584
Other Africa	1,667,797	1,470,069	3,231,370

Total Africa	1,926,277	1,657,502	3,652,954

Unclassified imports(2)	418,260	313,766	469,875

Total	142,146,728	104,021,628	141,372,787

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,	Nine Months Ended September 30,
	2020P	2020P	2021P
		(in millions of U.S. dollars)
Current account	(4,487)	(5,334)	1,435
Goods(2)	28,218	18,250	30,992
Total exports (f.o.b.)	163,359	117,168	165,435
Non-oil and gas exports	154,879	111,099	155,810
Oil and gas exports	8,480	6,069	9,625
Total imports (f.o.b.)	(135,141)	(98,919)	(134,443)
Non-oil and gas imports	(121,275)	(88,696)	(116,516)
Oil and gas imports	(13,867)	(10,222)	(17,927)
Services	(9,726)	(6,618)	(10,736)
Primary income	(28,911)	(21,469)	(23,136)
Secondary income	5,932	4,503	4,314
Capital account	37	13	17
Financial account	7,858	8,853	13,424
(i) Public sector	3,413	(138)	8,828
Portfolio investment	1,424	(831)	4,299
Assets	—	—	—
Liabilities	1,424	(831)	4,299
Other investment	1,989	693	4,529
Assets	—	—	—
Liabilities	1,989	693	4,529
Loans	1,989	693	(1,781)
Drawings	8,166	4,960	2,543
Repayments	(6,177)	(4,266)	(4,324)
Other liabilities	—	—	6,310
(ii) Private sector	4,445	8,991	4,596
Direct investment	14,093	9,792	12,975
Assets	(5,029)	(4,175)	(2,860)
Liabilities	19,122	13,967	15,836
Portfolio investment	1,945	2,248	5,738
Assets	(1,199)	(546)	(1,336)
Liabilities	3,144	2,793	7,074
Financial derivatives	18	(184)	306
Other investment	(11,611)	(2,865)	(14,423)
Assets	(12,038)	(4,933)	(11,275)
Liabilities	427	2,068	(3,149)
Errors and omissions	(811)	(779)	(571)
Overall balance	2,597	2,753	14,305
Reserves and related items	(2,597)	(2,753)	(14,305)
Memorandum(3)
Reserve asset position	135,897	135,153	146,870

Source:    Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

After recording a U.S.$5.3 billion deficit in the first nine months of 2020, the current account recorded a U.S.$1.4 billion surplus in the first nine months of 2021. Better performance of current account was primarily supported by a goods trade surplus due to stronger exports in line with the increasing demand of Indonesia’s main trading partners and rising global commodities prices, amidst increment of imports as the domestic economy continues to recover. On the other hand, the services trade balance deficit increased, mainly due to freight services payments as goods imports increased as well as slumped travel services as travel restrictions continued. The primary income deficit also widened due to increased yield payments in line with corporate performance improvement.

The capital and financial account recorded a U.S.$13.4 billion surplus in the first nine months of 2021 on the back of direct investment and portfolio investment surpluses in line with positive investor perceptions of domestic economic outlook amidst ongoing global financial market uncertainty. Nonetheless, the surplus increased from a U.S.$8.9 billion in the same period last year, primarily stemmed from the increasing surplus of direct investment and portfolio investment.

Indonesia’s overall balance of payments in the first nine months of 2021 recorded a surplus of U.S.$14.3 billion, accompanied by official reserve assets of U.S.$146.9 billion as of September 30, 2021, an increase from U.S.$135.9 billion as of December 31, 2020.

Financial System

The Banking System

As of October 31, 2021, total banking assets were Rp10,003.9 trillion, consisting of commercial bank assets of Rp9,824.5 trillion and rural bank assets (including assets of sharia rural banks) of Rp179.4 trillion.

Islamic Financial System

As of October 31, 2021, of the 89 underwriters licensed by OJK, only 26 were involved in issuances of Sukuk, and only 61 of the 98 investment managers (including one sharia investment manager fully managing Sharia funds) were licensed by OJK.

As of October 31, 2021, assets of Sharia banks were Rp439.4 trillion, or 4.4% of Indonesia’s total banking assets.

Bank Indonesia

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,
	2020P	2021P
Base Money (M0)	1,147,200	1,351,172
Currency in Circulation(1)	898,870	959,812
Commercial Banks Demand Deposits at Bank Indonesia	246,807	389,178
Private sector Demand Deposits	1,523	2,183
Bank Indonesia Certificates (“SBI”)(2)	—	—
Factors Affecting Base Money (M0)	1,147,200	1,351,172
Net Foreign Assets	1,877,480	1,942,909
Claims on Non-Residents	1,997,927	2,151,872
Liabilities to Non-Resident	(120,447)	(208,964)
Claims on Other Depository Corporations	56	56
Liquidity Credits	56	56
Other Claims	—	—
Net claims on central Government	(191,278)	(167,718)
Claims on central Government	124,326	113,358
Liabilities to central Government	(315,605)	281,076
Claims on Other Sectors	9,805	9,782
Claims on Other Financial Institutions	—	—
Claims on Private Sectors	9,805	9,782
Open Market Operations(3)	(15,312)	126,293
Other Liabilities to Commercial & Rural Banks	(58,222)	(87,160)
Deposits included in Broad Money (M2)	—	—
Deposits excluded from Broad Money (M2)	—	—
Shares and Other Equity	(447,681)	(412,022)
Net Other items	(27,649)	(60,967)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfil the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfil the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of October 31, 2021

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	107		9,824.5		75.0
Rural credit banks(1)	1,631		179.4		1.4

Total banking	1,738		10,003.9		76.3

Insurance:
Life insurance	60		605.4		4.6
General insurance & Reinsurance	84		221.5		1.7
Social insurance(2)	5		773.4		5.9

Total insurance	149		1,600.3		12.2

Pension funds:
Financial institution pension funds	26		111.0		0.8
Employer pension funds	188		214.1		1.6

Total pension funds	214		325.1		2.5

Finance companies(3)	162		430.7		3.3
Venture capital companies	60		20.7		0.2
Securities companies	122	(4)	67.9	(5)	0.5
Mutual funds (collective investment schemes, not institutions)	2,180		551.8		4.2
Credit guarantee companies	22		36.2		0.3
Pawn shops	115		67.0		0.5

Total	4,762		13,103.6		100.0

Sources:    OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 26 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,	As of October 31,
	2020	2021P
	(in trillions of Rupiah)
Assets
Loans	5,547.6	5,707.9
Interbank Assets	252.8	260.6
Placements at Bank Indonesia	775.4	1,042.9
Securities (including Government Bonds)	1,466.9	1,807.0
Equity Participation	55.0	118.8
Other Claims	656.5	538.3
Others	423.6	349.1
Total Assets	9,177.8	9,824.5
Liabilities
Third Party Funds	6,665.4	7,245.0
Liabilities owed to Bank Indonesia	6.0	4.1
Interbank Liabilities	176.7	149.2
Securities	125.1	117.2
Borrowing	270.0	225.8
Other Liabilities	135.0	83.3
Guarantee Deposits	4.4	3.7
Others	526.2	543.4
Capital:
Paid in Capital	229.6	253.8
Reserves	73.7	81.5
Current Earnings/Loss	104.7	118.0
Retained Earnings/Loss	612.6	647.0
Estimates of Additional Paid in Capital	192.2	287.8
Others	56.2	64.8
Total Liabilities	9,177.8	9,824.5

Source:    OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,	As of October 31,
	2020P	2021P
	(percentages)
CAR	23.8	25.3

Source:    OJK

P	Preliminary.

Non-Performing Loans

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,	As of October 31,
	2020P	2021P
	(percentages)
Gross NPL ratio	3.1	3.2

Source:    OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The following table sets forth key indicators regarding the IDX and any securities traded on the IDX as of and for the year ended December 31, 2021.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	8,255.6
Listed shares (in billions of shares)	7,227.3
Average daily transaction value (in billions of Rupiah)(1)	13,372.2
Average daily transaction volume (in millions of shares)(1)	20,633.4

Source:    IDX

(1)	For the year ended December 31, 2021.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of December 31, 2021, the market capitalization of the JII was Rp2,015.2 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 495 Sharia stocks which are listed on the IDX as of December 31, 2021. As of December 31, 2021, the market capitalization of the ISSI was Rp3,983.7 trillion.

Monetary Policy

Bank Indonesia has maintained a pro-growth policy stance, directing the full panoply of monetary, macroprudential and payment system policy mix instruments towards supporting the national economic recovery in close coordination with the Government. In the monetary sector, an historically low policy rate has been maintained along with rupiah exchange rate stability and liquidity injections through quantitative easing. The low policy rate will be maintained until there are indications of rising inflation. Since 2020, Bank Indonesia has lowered the BI7DRR policy rate six times to 3.50%, the lowest in history. The rupiah exchange rate stabilization policy was implemented using triple intervention in the spot market, Domestic Non-Deliverable Forwards (“DNDF”), and the purchase of Government securities in the secondary market, amid persistent global financial market uncertainty. Likewise, Bank Indonesia continued to inject liquidity via quantitative easing to strengthen the banks’ ability to extend credit/financing to the corporate sector.

In September to December 2021, Bank Indonesia maintained the BI repo rate at 3.50% and maintained the deposit facility rate at 2.75% and lending facility rate at 4.25%. The decision is consistent with the need to maintain exchange rate and financial system stability amid projected low inflation and efforts to revive economic growth. Liquidity conditions also remain very loose in line with Bank Indonesia’s accommodative monetary policy stance and the impact of synergy between Bank Indonesia and the Government to support the national economic recovery. Bank Indonesia has injected liquidity through quantitative easing (QE) to the banking industry totalling Rp141.19 trillion in 2021 (as of December 14, 2021). Bank Indonesia in 2021 has purchased government debt securities to fund the 2021 State Revenue and Expenditure Budget (APBN) totalling Rp201.32 trillion, comprising: (i) Rp143.32 trillion through primary auction in accordance with the Joint Decree (KB) issued by the Minister of Finance and Governor of Bank Indonesia on April 16, 2020 and subsequently extended on December 11, 2020 until December 31, 2021, and (ii) Rp58 trillion through private placement in November 2021 to fund the health and humanitarian budgets for Covid-19 pandemic handling in accordance with the Joint Decree (KB) issued by the Minister of Finance and Governor of Bank Indonesia on August 23, 2021.

Accommodative macroprudential policies continue to revive bank financing disbursed to the corporate sector in synergy with Financial System Stability Committee policy. This includes loosening the down payment requirements on automotive loans, Loan/Financing-to-Value (LTV/FTV) Ratio on Property Loans and(sharia) Macroprudential Intermediation Ratio (MIR), encouraging the banks to lower Prime Lending Rates, as well as other accommodative macroprudential policies. Bank Indonesia has also refined and modernized the MSME Credit Ratio policy into the Macroprudential Inclusive Financing Ratio (RPIM - Rasio Pembiayaan Inklusif Makroprudensial).

Bank Indonesia continues to accelerate payment system digitalization for integration of the national digital economy and finance, including expansion of Quick Response Code Indonesian Standard (QRIS) acceptance to 12 million merchants by the end of 2021, including cross-border QRIS, implementation of the National Open API Payment Standard (SNAP), as well as electronification of social aid program (bansos) disbursements, transportation modes, and government financial operations. Various agendas in the Indonesia Payment System Blueprint (BSPI - Blueprint Sistem Pembayaran Indonesia) 2025 have also been accelerated, including development of BI-FAST as a real-time retail payment system available 24/7, along with interlinkages between digital banking and FinTech, as well as payment system regulatory reform.

In addition to the three main policy initiatives above, Bank Indonesia also oriented all four supporting policies (MSMEs, Islamic Economy and Finance, Financial market deepening, and International policy) towards the national economic recovery. Close synergy with the Government, banks, and other institutions has been enhanced to develop MSMEs as well as the Islamic Economy and Finance as a new source of national economic growth in Indonesia. Financial market deepening has also accelerated, particularly the rupiah and foreign exchange money markets, to strengthen monetary policy transmission, support financial system stability, and finance development, including infrastructure. International policy has been directed towards not only strengthening Bank Indonesia’s policy diplomacy, but also to support the Government in facilitating and promoting trade and investment in various countries.

In January and February 2022, Bank Indonesia maintained the BI 7-Day Reverse Repo Rate at 3.50%, and also maintained the Deposit Facility (DF) rates at 2.75% and Lending Facility (LF) rates at 4.25%. The decision is consistent with the need to maintain exchange rate stability, control inflation and stimulate economic growth amid a build-up of external pressure. Bank Indonesia will direct its policy mix in 2022 towards maintaining stability by supporting national economic recovery efforts. Monetary policy will focus on maintaining stability, while macroprudential policy, payment system policy, money market deepening as well as an inclusive and green economy and finance will be maintained to revive and support economic growth.

Monetary policy in 2022 will focus on maintaining stability, while mitigating the global impact of policy normalization in advanced economies, the US Federal Reserve in particular.

(1)	Strengthening exchange rate policy to maintain rupiah stability in line with market mechanisms and economic fundamentals.

(2)

Normalizing liquidity policy, while safeguarding the banking industry’s ability to extend financing to the corporate sector and purchase Government Securities to fund the State Revenue and Expenditure Budget (APBN), via the following adjustments to rupiah reserve requirements:

(a)	Incrementally raising the rupiah reserve requirement for conventional commercial banks from the current average requirement of 3.0% and daily requirement of 0.5% as follows:

(i)

From March 1, 2022, Bank Indonesia will raise the reserve requirement by 1.5% to 5.0%, calculated fully as an average. Banks fulfilling RR obligations will receive 1.5% remuneration on the RR based on 4.0% of deposits.

(ii)

From June 1, 2022, Bank Indonesia will raise the reserve requirement by 1.0% to 6.0%, calculated fully as an average. Banks fulfilling RR obligations will receive 1.5% remuneration on the RR based on 5.0% of deposits.

(iii)

From September 1, 2022, Bank Indonesia will raise the reserve requirement by 0.5% to 6.5%, calculated fully as an average. Banks fulfilling RR obligations will receive 1.5% remuneration on the RR based on 5.5% of deposits.

(b)	Incrementally raising the rupiah reserve requirements for banks and business units from the current average requirement of 3.0% and daily requirement of 0.5% as follows:

(i)

From March 1, 2022, Bank Indonesia will raise the reserve requirement by 0.5% to 4.0%, calculated fully as an average. Banks fulfilling RR obligations will receive 1.5% ‘athaya on the RR based on 3.0% of deposits.

(ii)

From June 1, 2022, Bank Indonesia will raise the reserve requirement by 0.5% to 4.5%, calculated fully as an average. Banks fulfilling RR obligations will receive 1.5% ‘athaya on the RR based on 3.5% of deposits.

(iii)

From September 1, 2022, Bank Indonesia will raise the reserve requirement by 0.5% to 5.0%, calculated fully as an average. Banks fulfilling RR obligations will receive 1.5% ‘athaya on the RR based on 4.0% of deposits.

Money Supply

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base Money	Currency	Demand deposits	Rupiah saving deposits(1)	TotalM1 (1)	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2020	1,147,200	760,112	1,095,580	1,887,268	3,742,960	3,139,759	23,220	6,905,939
2021 (As of December 31)P	1,351,172	822,228	1,450,967	2,131,756	4,413,913	3,430,502	22,675	7,867,090

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.
(1)	Since September 2021, rupiah saving deposits that can be withdrawn at any time is reclassified from quasi-money to narrow money, due to their highly liquidity.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net)(1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2020P	1,711,187	818,392	5,129,116	713,554
2021 (As of December 31)P	1,809,680	1,127,492	5,443,198	1,004,157

Source:    Bank Indonesia

P	Preliminary.
(1)	Claims on the Government include net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, tradeable government bonds held by central bank and inter-system accounts.

As of December 31, 2020, broad money experienced faster growth on the back of narrow money and quasi-money. Totaling Rp6,905.9 trillion, broad money growth accelerated to 12.5% (year-on-year) compared to 6.5% (year-on-year) growth as of the end of the previous year. Narrow money growth increased to 14.9% (year-on-year) compared to 7.0% (year-on-year) as of the end of the previous year, in line with increases recorded in terms of currency outside banks, Rupiah demand deposits, as well as rupiah saving deposits that can be withdrawn at any time. Quasi-money growth increased to 10.0% (year-on-year), compared to the 5.8% (year-on-year) at the end of the previous year, due to increases in all components, namely time deposits, other saving deposits and foreign currency demand deposits.

As of December 31, 2021, broad money grew by 13.9% (year-on-year) compared to 12.5% (year-on-year) as of the same date in the previous year, resulting from faster growth in narrow money, despite slower growth of quasi money. Narrow money growth increased to 17.9% (year-on-year) as of December 31, 2021 compared to 14.9% (year-on-year) as of the same date in the previous year, due to faster growth in currency outside banks and rupiah saving deposits that can be withdrawn at any time. Quasi-money growth decreased to 9.3% (year-on-year) compared to 10% (year-on-year) at the same date in the previous year, due to slower growth in time deposits and other saving deposits.

Government Budget

Fiscal Policy

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,
	2020L	2021B	2021P	2022B
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,285.1	1,444.5	1,546.5	1,510.0
Non-tax revenue	343.8	298.2	452.0	335.6
Total domestic revenues	1,629.0	1,742.7	1,998.5	1,845.6
Grants	18.8	0.9	4.6	0.6

Total revenues and grants	1,647.8	1,743.6	2,003.1	1,846.1

Expenditures:
Central government expenditures	1,833.0	1,954.5	2,001.1	1,944.5
Transfer to regions and rural fund	762.5	795.5	785.7	769.6

Total expenditures	2,595.5	2,750.0	2,786.8	2,714.2

	Year Ended December 31,
	2020L	2021B	2021P	2022B
	(in trillions of Rupiah)
Primary balance(1)	(633.6)	(633.1)	(440.2)	(462.2)
Surplus/(deficit)	(947.7)	(1,006.4)	(783.7)	(868.0)

Financing:(2)
Debt Financing	1,229.6	1,177.4	867.4	973.6
Investment Financing	(104.7)	(184.5)	(142.5)	(182.3)
On-Lending	1.0	0.4	2.0	0.6
Government Guarantee	(3.6)	(2.7)	(2.7)	(1.1)
Other Financing	70.9	15.8	144.4	77.3

Total Financing	1,193.3	1,006.4	868.6	868.0

Source:     Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(2)	In 2021, total financing of Rp868.6 trillion exceeded the 2021 deficit of Rp783.7 trillion and the Government added the difference of Rp84.9 trillion to its reserves.

2022 Budget

The 2022 Budget law was enacted on October 27, 2021. Budget policy for 2022 continues to focus on economic recovery and structural reform. The key macroeconomic assumptions for 2022 underlying the 2022 Budget contained in the bill are as follows:

•	an economic growth rate of 5.2%;

•	an inflation rate of 3.0%;

•	an average Government 10-year bond rate of 6.80%;

•	an exchange rate of Rp14,350 to U.S.$1.00;

•	an ICP of U.S.$63 per barrel;

•	an oil production by the Republic of 703 thousand barrels of oil per day; and

•	gas production by the Republic of 1.036 million barrels of oil equivalent of gas per day.

Tax revenues under the 2022 Budget are targeted at Rp1,510.0 trillion, or a decrease of 2.4% from the 2021 Budget realization of Rp1,546.5 trillion. Non-tax revenues under the 2022 Budget are targeted at Rp335.6 trillion, or a decrease of 25.8% from the 2021 Budget realization of Rp452.0 trillion.

Total expenditure under the 2022 Budget are estimated at Rp2,714.2 trillion, or an 2.6% decrease from the 2021 Budget realization of Rp2,786.8 trillion, comprising of Rp1,944.5 trillion in central Government expenditures and Rp769.6 trillion in transfer to regional and rural funds. Allocations in the 2022 Budget include (i) Rp255.4 trillion for health budget; (ii) Rp431.5 trillion for social protection budget; (iii) Rp542.8 trillion for education; (iv) Rp365.8 trillion for infrastructure development; (v) Rp25.4 trillion for optimizing information and communication technology; and (vi) Rp92.3 trillion for food security.

The primary deficit in the 2022 Budget is projected to be Rp868.0 trillion or 4.85% of projected 2022 GDP, higher than the deficit of 4.65% of projected 2021 GDP in the 2021 Budget. The Government expects to fund the deficit from debt financing.

Realization of 2021 Budget

The key macroeconomic results for 2021, as compared with the key macroeconomic assumptions underlying the 2021 Budget, are as follows:

•	economic growth rate of 3.7% (preliminary projection), compared to 5.0% in the 2021 Budget;

•	an inflation rate of 1.87%, compared to 3.0% in the 2021 Budget;

•	an average Government 10-year bond rate of 6.35%, compared to 7.29% in the 2021 Budget;

•	an exchange rate of Rp14,312 to U.S.$1, compared to Rp14,600 to U.S.$1 in the 2021 Budget;

•	an ICP of U.S.$68.5 per barrel, compared to ICP of U.S.$45.0 per barrel in the 2021 Budget;

•	oil production by the Republic of 662 thousand barrels of oil per day (preliminary projection), compared with 705 thousand barrels of oil per day in the 2021 Budget; and

•	gas production by the Republic of 982 million barrels of oil equivalent of gas per day (preliminary projection), compared to 1,007 million barrels of oil equivalent of gas per day in the 2021 Budget.

The realization of total Government revenues (including grants) for 2021 was Rp2,003.1 trillion, or 114.9% of the targeted amount set out in the 2021 Budget. Total Government revenues consisted of Rp1,546.5 trillion in tax revenues and Rp452.0 trillion in non-tax revenues. Tax revenues realization in 2021 has returned to its pre-pandemic level in 2019 of Rp1,546.1 trillion. The positive tax revenues performance is driven by improvement in tax revenues from the majority of the main sectors contributing to tax revenues. During 2021, total Government expenditures realization amounted to Rp2,786.8 trillion, or 101.3% of the projected expenditures in the 2021 Budget. This is in line with the countercyclical Budget policy strategy taken by the Government to deal with the resurgence of the delta variant in the second half of 2021 and to encourage national economic growth amidst the ongoing impact of the Covid-19 pandemic. Total expenditures consisted of Rp2,001.1 trillion in central Government expenditures and Rp785.7 trillion in transfers to regions and rural funds.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,
	2020L	2021B	2021P	2022B
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	33.0	45.8	52.9	47.3
Non-oil and gas	561.0	638.0	643.6	633.6

Total income tax	594.0	683.8	696.5	680.9
Value added tax (VAT)	450.3	518.5	551.0	554.4
Land and building tax	21.0	14.8	18.9	18.4
Excises	176.3	180.0	195.5	203.9
Other taxes	6.8	12.4	11.1	11.4

Total domestic taxes	1,248.4	1,409.6	1,473.0	1,468.9

	Year Ended December 31,
	2020L	2021B	2021P	2022B
	(in trillions of Rupiah)
International trade taxes:
Import duties	32.4	33.2	38.9	35.2
Export tax	4.3	1.8	34.6	5.9

Total international trade taxes	36.7	35.0	73.5	41.1

Total tax revenues	1,285.1	1,444.5	1,546.5	1,510.0

Non-tax revenues:
Natural resources:
Oil	44.9	57.9	76.7	64.6
Gas	24.2	17.1	21.3	21.3

Total oil and gas	69.1	75.0	98.0	85.9
General mining	21.2	22.1	44.8	28.0
Forestry	4.4	4.6	5.4	4.9
Fishery	0.6	1.0	0.7	1.6
Geothermal	2.0	1.4	1.9	1.6

Total non-oil and gas	28.1	29.1	52.8	36.0

Total natural resources	97.2	104.1	150.8	122.0
Profit transfer from SOEs	66.1	26.1	30.5	37.0
Other non-tax revenues	111.2	109.2	151.1	97.8
Public Service Agency (BLU) Income(1)	69.3	58.8	119.5	78.8

Total non-tax revenues	343.8	298.2	452.0	335.6

Total domestic revenues	1,629.0	1,742.7	1,998.5	1,845.6

Grants	18.8	0.9	4.6	0.6
Total revenues and grants	1,647.8	1,743.6	2,003.1	1,846.1

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Government revenues increased by 21.6% from Rp1,647.8 trillion in 2020 to Rp2,003.1 trillion in 2021, driven by increases in domestic revenues. By the end of 2021, total tax revenues increased by 20.3% from Rp1,285.1 trillion in 2020 to Rp1,546.5 trillion in 2021, in line with improving economic activity and international trade. Total non-tax revenues increased by 31.5% from Rp343.8 trillion in 2020 to Rp452.0 trillion in 2021, in line with the upward trend in commodity prices, especially oil, minerals, coal, and crude palm oil (CPO).

Government Expenditures

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,
	2020L	2021B	2021P	2022B
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	380.5	421.1	387.6	426.5
Good and services expenditures	422.3	362.5	526.6	339.7
Capital expenditures	190.9	246.8	241.5	199.2
Interest payments:
Domestic debt	297.2	355.1	332.9	393.7
Foreign debt	16.9	18.2	10.6	12.2
Total interest payments	314.1	373.3	343.5	405.9
Subsidies:
Energy subsidies	108.8	110.5	140.4	134.0
Non-energy subsidies	87.4	64.8	102.7	72.9
Total subsidies	196.2	175.4	243.1	207.0
Grant expenditures	6.3	6.8	4.3	4.8
Social assistance(1)	202.5	161.4	173.6	147.4
Other expenditures	120.0	207.3	80.8	214.0

Total central Government expenditures	1,833.0	1,954.5	2,001.1	1,944.5

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	93.9	102.0	117.2	105.3
General allocation funds	381.6	390.3	377.8	378.0
Total general transfer funds	475.5	492.3	494.9	483.3
Specific allocation funds:
Physical special allocation fund	50.2	65.2	57.1	60.9
Non-physical special allocation fund	126.4	131.2	127.6	128.7
Total specific allocation funds	176.6	196.4	184.6	189.6
Total balanced funds	652.1	688.7	679.6	672.9
Regional incentive fund	18.5	13.5	13.5	7.0
Specific autonomy funds(2)	19.6	20.0	19.5	20.4
Specific Fund for Special Region of Yogyakarta	1.3	1.3	1.3	1.3
Total Transfer to Regions	691.4	723.5	713.9	701.6
Rural Fund	71.1	72.0	71.9	68.0

Total transfers to regions and Rural Fund	762.5	795.5	785.7	769.6

Total Government expenditures	2,595.5	2,750.0	2,786.6	2,714.2

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Total Government expenditures in 2021 reached Rp2,786.8 trillion or an increase of 7.4% from Rp2,595.5 trillion in 2020. This is mainly driven by the realization of central Government expenditures, which, among other things, support the handling of the impact of the Covid-19 pandemic, especially in health sector and social protection. Total central Government expenditures increased by 9.2% from Rp1,833.0 trillion in 2020 to Rp2,001.1 trillion in 2021, primarily due to high expenditures from line ministries, which was mainly driven by the realization for infrastructure, connectivity projects, vaccination, medical treatment claims, productive relief programs, as well as disbursement of various protection programs. Total transfers to regions and rural fund increased by 3.0% from Rp762.5 trillion in 2020 to Rp785.7 trillion in 2021.

Fuel Prices and Subsidies

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,
	2020L	2021B	2021[p]	2022B
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	108.8	110.5	140.4	134.0
Non-energy subsidies	87.4	64.8	102.7	72.9
Total subsidies	196.2	175.4	243.1	207.0

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Government Expenditure Allocation

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year Ended December 31,
	2020L	2021B	2022B
		(percentages)
General public services	29.3	26.9	32.3
Defense	7.5	7.0	6.9
Public order and safety	8.4	8.5	9.1
Economic affairs	21.8	26.2	20.6
Environmental protection	0.7	0.9	0.7
Housing and community amenities	1.2	1.7	0.9
Health	5.7	5.7	7.2
Tourism and culture	0.2	0.3	0.2
Religion	0.5	0.6	0.5
Education	8.5	9.0	8.7
Social protection	16.1	13.3	12.9
Total	100.0	100.0	100.0

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2020L	2021B	2022B
	(in trillions of Rupiah)
Education	473.7	550.0	542.8
Infrastructure	286.5	417.4	365.8
Energy Subsidy	108.8	110.5	134.0
Health	172.3	169.7	255.4

Source:    Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.

Deficit Financing

The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing

	Year Ended December 31,
	2020L	2021B	2021P	2022B
	(in trillions of Rupiah)
Debt financing
Government securities (net)	1,177.2	1,207.3	877.5	991.3
Loans
Domestic loans (net)	2.4	1.0	0.7	1.8
Foreign loans:
Gross drawings:
Program loan	102.3	21.9	41.6	28.7
Project loan	38.9	29.5	29.7	34.8
Total gross drawing	141.1	51.4	71.3	63.5
Amortization	(91.0)	(82.3)	(82.1)	(83.0)
Total foreign loan (net)	50.1	(30.9)	(10.8)	(19.5)
Total loans (net)	52.5	(29.9)	(10.1)	(17.7)

Total debt financing	1,229.6	1,177.4	867.4	973.6

Investment financing
Investment to SOEs	(31.3)	(37.4)	(71.2)	(38.5)
Investment to other institutions	(25.0)	(5.0)	(21.0)	0.0
Investment to public service agencies	(31.3)	(60.7)	(64.0)	(52.8)
Investment in financial organisations/institutions	(0.7)	(0.9)	(0.9)	(0.9)
Revenue of investment	22.0	—	24.4	—
Government’s Investments	(38.4)	(10.0)	(9.8)	(19.1)
Others investment financing	—	(70.4)	0.0	(49.5)
Investment financing reserves	—	—	—	(21.5)

Total investment financing	(104.7)	(184.5)	(142.5)	(182.3)

	Year Ended December 31,
	2020L	2021B	2021P	2022B
	(in trillions of Rupiah)
Lending
On-lending to SOEs/local government/institutions/other agencies:	1.0	0.4	2.0	0.6
Total lending	1.0	0.4	2.0	0.6
Government guarantee	(3.6)	(2.7)	(2.7)	(1.1)
Other financing	70.9	15.8	144.4	77.3

Total financing (net)	1,193.3	1,006.4	868.6	868.0

Source: Ministry of Finance

L	LKPP (Financial Report of Central Government/Audited).
B	Budget.
P	Preliminary.

Public Debt

As of December 31, 2021, the central Government’s foreign debt-to-GDP ratio was 12.4%, with foreign debt to total debt ratio of 30.0%.

External Public Debt of the Republic

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,
	2020	2021P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	33.0	32.7
Bilateral creditors	23.7	20.8
Commercial(2)	88.0	91.8
Total	144.7	145.3
Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.7%	12.4%

Source: Ministry of Finance

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2021, 63.2% and 36.8% of the outstanding external public debt of the Republic are from commercial and concessional loans, respectively. The total outstanding external public debt of the Republic as of December 31, 2021 was U.S.$145.3 billion.

Sources of External Public Borrowing

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,
	2020	2021P
	(in millions of U.S. dollars)
Bilateral loans	23,739.3	20,766.7
Multilateral loans:
International Monetary Fund	—	—
World Bank Group	19,285.6	19,259.1
Asian Development Bank	10,999.8	10,548.0
Islamic Development Bank	1,325.6	1,353.8
Nordic Investment Bank	9.4	7.9
European Investment Bank	—	—
International Fund for Agricultural Development	195.7	215.0
Asian Infrastructure Investment Bank	1,187.4	1,342.3
Multilateral Investment Guarantee Agency	—	—

Total multilateral loans	33,003.5	32,726.1

Total loans	56,742.8	53,492.7

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,
	2020		2021P
	(in millions of original currency)	(in millions of U.S. dollars)(1)	(in millions of original currency)	(in millions of U.S. dollars)(1)
U.S. dollars	95,823	95,823	99,136	99,136
Japanese yen	2,391,841	23,142	2,387,015	20,738
Euros	18,036	22,160	19,841	22,451
SDR	861	1,239	700	980
British pounds	17	22	1	1
Others	Multiple Currencies	2,315	Multiple Currencies	2,034
Total	N/A	144,702	N/A	145,341

Source:    Ministry of Finance

P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

As of December 31, 2021, 68.2%, 14.3%, 15.4% and 2.1% of the external public debt of the Republic was denominated in U.S. dollars, Japanese Yen, Euros and other currencies respectively.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2020R	9.8	4.7	14.4
2021R	12.2	4.2	16.4
2022*	11.7	4.1	15.8
2023*	12.4	3.9	16.3
2024*	12.6	3.6	16.2

Source:    Ministry of Finance

R	Realization.
*	Projected based on external debt outstanding as of December 31, 2021.

External Debt of Bank Indonesia

As of December 31, 2020 and November 30, 2021, external debt of Bank Indonesia amounted to U.S.$2,871 million and U.S.$9,008 million, respectively, entirely comprising SDR allocation and currency and deposits, while commercial debt was nil as of each of the two dates. For calculation purposes, foreign currency values of outstanding external debt were converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2020	0.0	19.15	19.15
2021*(1)	0.0	2.70	2.70
2022*(1)	0.0	4.44	4.44

Source:    Bank Indonesia

*	Projected based on external debt outstanding as of November 30, 2021.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of November 30, 2021.

External Debt of State-Owned Enterprises

The following table sets forth the outstanding direct external debt of State-Owned Enterprises as of the dates indicated.

Outstanding Direct External Debt of State-Owned Enterprises(1)

	As of December 31,	As of November 30,
	2020P	2021P
	(in millions of U.S. dollars)
Financial institutions:
Bank	8,807	9,953
Non-bank	2,615	2,902

Total financial institutions	11,422	12,855
Non-financial institutions	45,727	44,705

Total	57,149	57,560

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

	As of December 31,	As of December 31,
	2020	2021P
	(in trillions of Rupiah)
Total domestic public debt(1)	4,038.2	4,836.1

Source:    Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government.

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2020R	245.1	248.1	493.2
2021R	370.1	288.2	658.3
2022*	278.0	291.3	569.3
2023*	357.2	276.6	633.8
2024*	422.9	248.3	671.2

Source:    Ministry of Finance

R	Realization.
*	Projected based on domestic debt outstanding as of December 31, 2021.

Foreign Exchange and Reserves

Exchange Rates

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	End of Period	Average
	Rupiah per U.S. dollar
2016	13,473	13,305
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021^	14,252	14,296

Source:    Bank Indonesia

^	As of December 31, 2021

As of December 31, 2021, the Rupiah depreciated by 1.42% to Rp14,252 per U.S. dollar from Rp14,050 per U.S. dollar as of December 30, 2020, but on average the Rupiah appreciated by 1.60% year to date to Rp14,296 per U.S. dollar. Rupiah exchange rate movements remain under control despite continued global financial market uncertainty in response to external sector resilience and Bank Indonesia’s stabilization measures. Bank Indonesia continues to strengthen rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms through effective monetary operations and adequate market liquidity.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31, 2020P	As of December 31, 2021P
	(in millions of U.S. dollars, except for months)
Gold	4,758	4,595
SDRs	1,605	7,795
Reserve position with the IMF	1,135	1,110
Foreign exchange and others	128,398	131,405

Total	135,897	144,905

Total as number of months of imports and Government external debt repayments	9.8	7.8

Source:    Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

As of December 31, 2021, foreign reserves increased to U.S.$144.9 billion, equivalent to 7.8 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Regional Swap Arrangements of the Republic

As of December 31, 2021, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated.

Debt-to-GDP Ratios

	As of December 31, 2020L	As of December 31, 2021P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	39.4	41.0
Debt service to GDP ratio	4.8	5.0
Total public debt of the central Government (in billions of U.S.$)(1)	431.0	484.1
—% in Loans	14.1	11.9
—% in Bonds	85.9	88.1

Source:    Ministry of Finance, Bank Indonesia

L	LKPP (Financial Report of Central Government/Audited).
P	Preliminary.
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.

As of December 31, 2021, the central Government’s debt-to-GDP ratio was 41.0%, with U.S.$484.1 billion of total public debt of the central Government, 11.9% of which are in loans and 88.1% are in bonds.